EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Rare Element Resources Ltd.’s Registration Statements on Form S-8 (File Nos. 333-170022 and 333-184983) of our report dated March 29, 2019, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

Plante & Moran PLLC

March 29, 2019

Denver, Colorado